Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS COMPLETES ACQUISITION OF THE SILVER SLIPPER CASINO IN MISSISSIPPI

Las Vegas, Nevada – October 1, 2012 – Full House Resorts (NYSE Amex US: FLL) announced today that it has completed the purchase of Silver Slipper Casino Venture LLC, doing business as the Silver Slipper Casino, in Hancock County, Mississippi for approximately $70 million, exclusive of working capital and transaction expenses. As previously announced, the Company used $50 million on its first lien credit facility and $20 million on its second lien credit facility to complete the transaction. The Company was advised on the acquisition and financing by Macquarie Capital.

“We are excited to complete the transaction and officially bring the Silver Slipper Casino and its outstanding team members into the Full House Resorts family,” said Andre M. Hilliou, Chairman and Chief Executive Officer of Full House. “We believe we can leverage our corporate resources and our experience and knowledge in managing local and regional properties to further improve the Silver Slipper’s profitability and create additional long-term shareholder value. The Silver Slipper is a well-designed and efficient property located in a stable market and has a very strong management team in place. We look forward to rolling up our sleeves and getting to work with the team at the Silver Slipper.”

The Silver Slipper Casino, which opened in November 2006, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. The property draws heavily from the New Orleans metropolitan area and other communities in southern Louisiana and southwestern Mississippi.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns the Rising Star Casino Resort in Rising Sun, Indiana. The Rising Star Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 190-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a five-year lease agreement with the Hyatt organization.

The Company also has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities.

Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain gaming licenses in Indiana, Mississippi and Nevada, financing sources and terms, integration of acquisitions, including the Rising Star and Silver Slipper acquisitions, competition and business conditions in the gaming industry, including any new or increased competition in Northern Nevada or the Mississippi Gulf Coast or New Orleans area, competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating and Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com

Or

William R. Schmitt

Integrated Corporate Relations

203-682-8200

investors@fullhouseresorts.com

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